Exhibit 10.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

CONTRACT ASSEMBLY AGREEMENT

THIS CONTRACT ASSEMBLY AGREEMENT (“Agreement”) is made and entered into on March 1, 2023 (“Effective Date”), by and between ElectraMeccanica USA, LLC, with offices at 8127 E Ray Rd, Mesa, AZ 85212 (“Contractor” or “EMV”), and GLV, LLC, with offices at 417 E. Second Street, Rochester, MI 48307 (“Client” or “GLV”). Client and Contractor are collectively referred to at times herein as a (“Party”) or as the (“Parties”).

RECITALS

WHEREAS, Contractor is engaged in and has expertise and desire to provide contract assembly services (the “Services”); and

WHEREAS, Client desires Contractor to perform such Services on Client’s electric vehicle products (the “Assembled Products”) from time to time pursuant to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the Parties agree as follows:

AGREEMENT

1.	SCOPE OF WORK

Contractor shall perform the Services for Client as outlined in each order agreed to between the Parties from time to time, the form of which is attached hereto as Exhibit A (“Order”). Client hereby grants to Contractor during the term of this Agreement the right to perform such Services on Contractor’s Products, including the right to use Client’s materials, trademarks, data, technical information, know-how, and Confidential Information related to Client’s Products in connection with performance of the Services. Title to assembled Products passes to Client upon tender to the delivery point specified by Client. Title will transfer to Client even if Contractor has not been paid for performance, provided that Client will not be relieved of its obligation to pay for all Services in accordance with the terms hereof.

2.	PAYMENT TERMS

Contractor shall invoice Client monthly in arrears for all Services performed and associated shipping, handling, and other expenses related to the Products. Client must make payment within thirty (30) days of the date of each invoice. Client shall not, and acknowledges that it will have no right, under this Agreement, any Order, any other agreement, document or applicable law to, withhold, offset, recoup or debit any amounts owed to Contractor under this Agreement. Client is solely responsible for, and shall pay, and shall hold Contractor harmless from, all taxes that may be applicable under the terms of this Agreement or any Order (except for taxes for Contractor’s income, personnel, and property). If Client fails to make timely payment, then: (i) Contractor may suspend the Services; (ii) Client must pay interest in the amount of one point five percent (1.5%) per month or the applicable lawful rate, whichever is higher; and (iii) Client must pay all of Contractor’s costs of collections, including attorneys’ fees. All payments must be made in US Dollars. In addition to all other remedies available under this Agreement or at law, if Client fails to pay any undisputed amounts when due under this Agreement, Contractor may (a) suspend performance of the Services and/or delivery of the Products, (b) reject Client’s Orders; or (c) terminate this Agreement and/or Orders pursuant to the terms herein.

3.	SECURITY INTEREST

To secure Client’s prompt and complete payment and performance of any and all present and future indebtedness, obligations, and liabilities, Client hereby grants Contractor a first-priority security interest, in all Products supplied under this Agreement, as well as all proceeds (including insurance proceeds) of the foregoing. Contractor may file financing statement(s) for such security interests, and Client authorizes Contractor to execute, on Client’s behalf, such statements or other documentation necessary to perfect Contractor’s security interest in such Products. No course of conduct and/or action in connection with Contractor’s exercise of the foregoing rights under applicable law shall lead to Contractor being unjustly enriched at Client’s expense.

4.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

Each Party represents, warrants, and covenants that it will perform its respective obligations in accordance with the terms of this Agreement, each applicable Order, and all applicable laws and regulations.

5.	INSPECTION.

Contractor shall inspect all Client materials and parts upon receipt, and Client shall be responsible for all defective materials and parts. Client shall promptly remediate such defects, including but not limited to replacing broken or defective materials and parts, at Client’s sole cost and expense.

Client shall inspect all Assembled Products received under this Agreement within ten(10) working days of receipt (”Inspection Period”). Client will be deemed to have accepted Assembled Products unless it provides Contractor with written notice of nonconformance within the Inspection Period, stating with specificity all defects and nonconformities, and furnishing such other written evidence or other documentation as may be reasonably required by Contractor. All defects and nonconformities that are not so specified will be deemed waived by Client. If Client timely notifies Contractor of any nonconforming Assembled Products, and if Contractor is able to independently confirm that such Assembled Products are nonconforming, then Contractor, in its sole discretion, either (i) repair such nonconforming Assembled Products with conforming Assembled Products; or (ii) refund to Client such amounts paid by Client to Contractor for such nonconforming Assembled Products. Without limiting the foregoing, Client shall ship, at Contractor’s expense and risk of loss, all nonconforming Assembled Products to Contractor’s facility located in Mesa, Arizona, or to such other location as Contractor may instruct Client in writing. THE REMEDIES SET FORTH IN THIS SECTION ARE CLIENT’S EXCLUSIVE REMEDY FOR THE DELIVERY OF NONCONFORMING ASSEMBLED PRODUCTS.

6.	CONFIDENTIALITY

Each Party shall use the Confidential Information provided by the other Party solely for the purpose of fulfilling its obligations under this Agreement. Each Party agrees to take the same degree of care with the Confidential Information of the other Party as the Party takes with its own Confidential Information. Notwithstanding the foregoing or anything else herein, each receiving Party may disclose Confidential Information if and to the extent that such disclosure is required by applicable law, regulation, or court order, provided that, as permitted by applicable law, receiving Party uses reasonable efforts, at disclosing Party’s expense, to assist the disclosing Party in limiting such disclosure. “Confidential Information” means: (i) any information that has been marked as “confidential” or “proprietary”; (ii) information whose confidential nature has been made known by the disclosing Party to the receiving Party; or (iii) information that, due to its character or nature, a reasonable person under like circumstances would treat as confidential. Notwithstanding the foregoing, Confidential Information shall not include any information that: (a) was in the receiving Party’s possession prior to the time it was disclosed by the disclosing Party; (b) is or becomes available to the general public through no fault of the receiving Party; (c) is disclosed to the receiving Party without restriction on disclosure by a third Party who has the lawful right to disclose such information; or (d) is independently developed by the receiving Party without the use of the disclosing Party’s Confidential Information.

7.	INDEMNIFICATION.

Client agrees to indemnify, defend, and hold harmless Contractor and its respective subsidiaries, affiliates, directors, officers, employees, agents, representatives, successors, and permitted assigns (“Representatives”) from and against any and all claims, losses, damages, liabilities, obligations, charges, judgments, fines, costs, and expenses of any kind or character, including, without limitation, reasonable attorneys’ fees, expenses, and costs of investigation, experts, and witnesses (collectively “Liabilities”), incurred by such Contractor or any of its Representatives arising out of, relating to or in connection with: (a) Client’s use of the Services, including, without limitation, any and all Liabilities associated with the Assembled Products; (b) a breach of this Agreement by Client or any of its Representatives; (c) the negligence, willful misconduct, or wrongful acts or omissions of Client; or (d) any infringement, misappropriation, and/or violation of intellectual property rights arising out of Client’s materials and/or the Assembled Products.

8.	LIMITATION OF LIABILITY

NOT WITHSTANDING ANY OTHER PROVISIONS IN THIS AGREEMENT , IN NO EVENT SHALL CONTRACTOR BE LIABLE FOR ANY LOST PROFITS, LOSS OF DATA, LOST BUSINESS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES UNDER ANY PART OF THIS AGREEMENT EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR LIABILITIES CAUSED BY CONTRACTOR’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR ILLEGAL ACTS, IN NO EVENT SHALL CONTRACTOR BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE PRICE OF THE SERVICES PAID BY CLIENT IN RESPECT OF WHICH CLAIM HAS BEEN MADE. FOR THE AVOIDANCE OF DOUBT, CONTRACTOR HEREBY DISCLAIMS ALL RESPONSIBILITY AND LIABILITY ASSOCIATED WITH THE ASSEMBLED PRODUCTS, INCLUDING, WITHOUT LIMITATION, ALL END CUSTOMER AND END USER LIABILITY AND RESPONSIBILITY.

9.	TERM AND TERMINATION

This Agreement shall become effective on the Effective Date and shall continue thereafter for one hundred fifty (150) days (the “Initial Term”). Thereafter this Agreement shall automatically renew for successive 90 day period unless either Party provides written notice not to the other Party of its intent not to renew this Agreement at least thirty (30) days prior to the end of the then-current Term.

Each Order shall have the term set forth therein.

This Agreement and each Order may be terminated: (i) at any time upon mutual written agreement of the Parties; (ii) by Contractor, if Client fails to pay any amount when due; (iii) by either Party, if the other Party materially breaches any provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within five (5) business days after the breaching Party’s receipt of written notice of such breach; (iv) by either Party upon the occurrence of a Force Majeure Event that lasts longer than thirty (30) days; (v) by either Party, if the other Party (A) becomes insolvent, (B) is generally unable to pay, or fails to pay, its debts as they become due, (C) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, (D) makes or seeks to make a general assignment for the benefit of its creditors, or (E) applies for, or consents to, the appointment of a trustee, receiver or custodian for its property or business; or (vi) by either Party for convenience after giving the other Party thirty(30) days’ prior written notice thereof anytime after the first ninety (90) days of the first Order entered into hereunder.

The provisions of this Agreement that, by their nature and content, should reasonably survive the completion, rescission, termination or expiration of this Agreement in order to achieve the fundamental purposes of this Agreement, shall so survive and continue to bind the Parties.

10.	FORCE MAJEURE

Neither Party shall be liable or responsible for any failure or delay in fulfilling or performing any portion of this Agreement (except for payments from Client), when and to the extent such failure or delay is caused by or results from acts beyond the impacted Party’s reasonable control (“Force Majeure Events”):. The impacted Party shall give notice to the other Party, stating the period of time the Force Majeure Event is expected to continue, and shall use diligent efforts to ensure the effects of such Force Majeure Event are minimized. The impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause.

11.	INSURANCE

During the term of the Agreement, each Party at its sole cost and expense maintain insurance of such type and with such terms and limits as may be reasonably necessary to cover the liabilities associated with this Agreement, including the following coverages and limits: (a) Workers Compensation insurance on all employees, whether paid or volunteer, as may be required by applicable state law; (b) Commercial General Liability (premises, operations, independent contractors, products, personal/business injury) $2,000,000 each occurrence and $5,000,000 aggregate; and (c) Professional Liability insurance with limits of not less than $5,000,000 each accident or occurrence covering claims arising from the professional service being performed. Each Party shall be named as additional insureds on all of applicable liability insurance policies.

12.JOINT STEERING COMMITTEE AND QBR

Promptly following the Effective Date, the Parties shall establish a joint steering committee to oversee the respective rights and obligations under this Agreement (the “Joint Steering Committee”). The Joint Steering Committee shall be comprised of two (2) named representatives of Contractor (mutually accepted by the Client) and two (2) named representatives of Client (or such other number as the parties may agree). The duties of the Joint Steering Committee shall include, but not be limited to, the following: (a) corporate governance, including safety and compliance requirements; (b) general oversight of all aspects of this Agreement, including definition, implementation and development of business processes and pricing; (c) implementation and coordination of undertakings in accordance with this Agreement; (d) providing an initial forum for the resolution of disputes arising in connection with any aspect of this Agreement; and (e) providing a forum for monitoring the exchange of Confidential Information. The Joint Steering Committee will meet as often as is reasonably necessary to accomplish the duties and obligations set forth in this Agreement, but at least quarterly, on a mutually agreeable date and at a place. Any decision by the Joint Steering Committee that seeks to amend the Agreement and/or applicable Order will not be binding unless it is recorded in writing and signed by authorized representatives of both Parties.

13.CONTROLLING LAW; DISPUTE RESOLUTION; JURISDICTION

This Agreement and all questions relating to its validity, interpretation, and enforcement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of Arizona. The Parties consent to exclusive jurisdiction and venue in the state and federal courts located in Maricopa County, Arizona. The prevailing Party in any legal proceeding arising out of or related to this Agreement shall be entitled to recover reasonable attorneys’ fees and costs.

14.GENERAL PROVISIONS

This Agreement supersedes all prior and contemporaneous agreements and representations made with respect to the same subject matter and contains the entire agreement between the Parties with respect to the subject matter hereof and shall not be modified except by an instrument in writing signed by duly authorized representatives of each Party. The terms of this Agreement will govern each order for Product, and the Parties acknowledge and agree that no term(s) or condition(s) which may be found in any Order, confirmation or Purchaser or Contractor document will modify, amend, supplement or otherwise vary the terms and conditions of this Agreement. Any terms and conditions contained in any Order, order acknowledgement, sales order, invoice, request or other form which are in conflict with, or inconsistent with any term of this Agreement, including any term contained in any attachment hereto, shall be null and void and shall have no force or effect, and such term in this Agreement or any attachment hereto shall control. The failure by either Party to demand performance by the other Party of any obligation under this Agreement shall not constitute, nor be construed as, a waiver. Any waiver by either Party or any breach of this Agreement shall not be considered a waiver of any other breach of this Agreement. The Parties' relationship under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership, employment, or agency relationship between the Parties hereto. Neither Party shall be liable for the debts, obligations, or responsibilities of the other Party, and neither Party shall have the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other Party or to bind the other Party in any manner. All notices required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered United States mail, return receipt requested with postage prepaid, to the Parties at the addresses on page one of this Agreement. If any provision of the Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby. Any right or obligation of the parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive. Neither Party will voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the other Party. Any purported assignment or delegation in violation of this section shall be null and void. Notwithstanding the foregoing, each Party shall have the right to assign this Agreement to (i) an affiliate or (ii) in connection with any sale, merger, consolidation, reorganization, restructuring or similar change in control transaction. This Agreement will ensure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators, successors and permitted assigns. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed and accepted by their duly authorized representatives as of the Effective Date.

ElectraMeccanica USA, LLC		GLV, LLC

By:	/s/ Susan E. Docherty	By:	/s/ Gilbert Villarreal
Name:	Susan E. Docherty	Name:	Gilbert Villarreal
Title:	Chief Executive Officer	Title:	President

EXHIBIT A

ORDER # 1

This Order #1 is entered into on March 1, 2023 (“Order Effective Date”) by and between ElectraMeccanica USA, LLC (“Contractor” or “EMV”), and GLV, LLC (“Client” or “GLV”), pursuant to that certain Contract Assembly Agreement entered into between the parties on March 1, 2023.

The Parties hereby agree as follows:

1.	Services #1
a.

Service Description: EMV to perform light assembly on two Client products, the EVO and RUNT, and logistical services which include shipping, receiving and inventory control subject to payment of additional fees as set forth herein. The Parties may agree in writing on expanding to further products supplied by GLV. GLV will ship materials and parts to EMV to assemble in EMV’s Mesa plant.

b.

Warehousing: EMV shall accept and warehouse up to 10,000 square feet of Client materials and parts, provided that any modifications to the warehousing requirement shall be agreed upon by the Joint Steering Committee.

c.	Initial Pricing: [****] per Assembled Product for the EVO and [****] for the Runt.
1.

For the first ten (10) days, after production has started, EMV shall calculate hours performed for each Assembled Product, and shall report such information to GLV. This information will be used to establish updated pricing per Assembled Product.

2.

In addition to the above Services pricing, GLV shall be responsible for the following costs and expenses. If EMV makes any such arrangements, at the written request of GLV, EMV will include such costs on its next invoice and GLV will reimburse EMV for such costs and expenses according to the payment terms herein.

1.	All storage and handling costs, including all special storage costs for hazardous materials (e.g., batteries, etc.);
2.	All sourcing and logistics, including all inbound and outbound shipping and handling costs;
3.	Costs associated with any licenses, export or import approvals, and any other permits and/or licenses required in connection with the Assembled Products and Services; and
4.	All insurance premium related increases that may be applicable to EMV’s real property insurance requirements in connection with GLV materials and Assembled Products.
3.

Joint Steering Committee to review pricing on a quarterly basis if requirements, Assembled Products, volume or any other material changes occur. Any adjustments shall be agreed upon by the parties in writing.

2.	Services #2
a.	Service Description: Additional support Services to be provided by EMV to GLV when requested in writing at the following hourly rates:

1.	Engineering Support – [****] per hour.
2.	Program Manager – [****] per hour.
3.	Logistics Support – [****] per hour.
3.	Term and Termination
a.

Term: This Order shall commence on the Order Effective Date and shall continue for an initial period of one hundred fifty (150) days (“Initial Order Term”); provided, however, that either party shall be entitled to terminate this Order upon not less than thirty (30) days’ written notice anytime after the first ninety (90) days of this Order.

b.	Termination: Either Party may terminate this Order in accordance with the Agreement.
c.

Early Termination: In the event GLV seeks to terminate this Order for convenience prior to the Initial Order Term, then GLV shall promptly pay to Contractor for all committed, non-cancellable costs and expenses incurred in connection with wind down activities prior to returning in-process products and GLV materials and parts.

4.	Additional Details
a.	Type of Labor requested:
i.	Assembly Operations (EMV new hires)– Assemblers, Materials Coordination, Production Manager, Manufacturing Engineer (when needed).
ii.	Operations (from existing EMV team) – Logistics coordinator, PDI Technician.
iii.	Engineering (from existing EMV team) – When needed, engineering review by Huda.
iv.	Project Management (from existing EMV team)
v.	GLV - will provide onsite representative(s) to oversee progress.
b.	Quality Requirements: Defected parts will be quarantined and reported to GLV. EMV shall maintain industry standard records related to Assembled Product assembly.
c.	Shipping Requirements: EMV to coordinate 3rd party shipping for finished Assembled Products, and all such costs shall be the responsibility of GLV.
d.

Assumptions: Process deficiencies requiring more time, and mutually discussed and agreed to by GLV, will be passed along to and paid for by GLV in cost-plus model, according to the support Services pricing included above. The pricing included herein is based on an assumed Assembled Product build time of four (4) hours per EVO vehicle/ and two (2) hours per Runt vehicle/a minimum of fourteen (14) EVO vehicle builds per business day. EMV will dedicate at least ten (10) employees to the performance and fulfillment of this Order, and one (1) such employee will be a quality inspector who will provide real time inspection of the work and oversee quality control procedures.

e.

Cap Ex: All capital expenditures must be paid for and will be owned by GLV, including, without limitation, tooling, vehicle assembly aids, lift assistance machinery, etc. EMV will notify GLV in writing, and GLV will provide written approval to EMV, before EMV makes any such capital expenditures.

f.

Training: GLV will provide adequate training to EMV’s employees to enable EMV to fulfill its obligations herein. Such training will be provided by GLV no less than two (2) weeks prior to EMV undertaking of performance of the Services.

g.

Regulatory: The Parties’ regulatory compliance must be jointly coordinated and agreed to between authorized representatives of the Parties to ensure that the performance of the Services is and remains compliant with all applicable laws and regulations, including:

i.	Safety requirements (Federal/State/Corporate)
ii.	Environmental Health and Standards
h.	Specifications: GLV shall provide the following documentation to EMV:
i.	Assembly process manual
ii.	Bill of materials
iii.	Standard operating procedures
iv.	Quality specification requirements for incoming parts and assembled products
v.	ISO/PPAP requirements

IN WITNESS WHEREOF the parties have by duly authorized persons executed this Order as of the Order Effective Date.

ElectraMeccanica USA, LLC		GLV, LLC

By:	/s/ Susan E. Docherty	By:	/s/ Gilbert Villarreal
Name:	Susan E. Docherty	Name:	Gilbert Villarreal
Date:	03/03/2023	Date:	003/03/2023